UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2016

PATTERN ENERGY GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36087	90-0893251
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

Pier 1, Bay 3
San Francisco, CA 94111
(Address and zip code of principal executive offices)

(415) 283-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Assignment and Assumption of San Francisco Office Lease
Effective January 1, 2016, Pattern Energy Group LP (“Pattern Development”) assigned to Pattern Energy Group Inc. (the “Company”) all of Pattern Development’s rights, title, and interest under that certain Office Lease, dated as of September 9, 2009, between AMB Pier One, LLC (the “Landlord”) and Pattern Development (the “Existing Office Lease”) with respect to approximately 27,502 square feet of office space at Pier 1, Bay 3, San Francisco, California 94111 (the “Lease Assignment”). The Landlord consented to such Lease Assignment on January 25, 2016.
As a result of the Lease Assignment, the Company assumed remaining rental commitments under the Existing Office Lease of approximately $1.6 million plus certain annual operating expense reimbursements and customary security deposits. Pursuant to the Bilateral Management Services Agreement (as amended) between the Company and Pattern Development, the costs of the shared office space have been, and will continue to be, allocated on a cost reimbursement basis between the Company and Pattern Development.
The Lease Assignment was recommended by the Company’s Conflicts Committee, which is comprised solely of independent directors, for approval by the Company’s Board of Directors, and approved by the Board of Directors.

Item 8.01 Other Events.

Concurrently with the Lease Assignment, the Company entered into an extension through 2026 of the Existing Office Lease with the Landlord, which previously terminated at the end of February 2017. In addition, the Company and the Landlord agreed to a future expansion of additional office space. Such extension and expansion are subject to the consent of the Port Authority of San Francisco.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Assignment and Assumption of Lease and Consent of Landlord Agreement effective as of January 1, 2016 by and between Pattern Energy Group LP, Pattern Energy Group Inc., and AMB Pier One, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Pattern Energy Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2016

PATTERN ENERGY GROUP INC.
By:	/s/ Kim H. Liou
	Name:	Kim H. Liou
	Title:	Secretary